Exhibit 24(b)(8.61)

FOURTH AMENDMENT

TO SELLING AND SERVICES AGREEMENT

            This Third Amendment dated as of September 22, 2011 by and between ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company) (“ING Life”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial Advisers, LLC (formerly Aetna Investment Services, Inc.)(“ING Financial”)(collectively “ING”), and Lazard Asset Management Securities LLC (“Distributor”) is made to the Selling and Services Agreement dated as of July 1, 1998 (the “Agreement”) as amended on June 18, 2007, March 31, 2008 and August 16, 2009.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties wish to replace Schedule B, Fee Schedule.

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

            1.         Schedule B to the Agreement is hereby deleted and replaced by Schedule B, attached hereto.

            2.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

            3.         This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY   By:       /s/ Lisa S. Gilarde Name:  Lisa S. Gilarde Title:   Vice President

LAZARD ASSET MANAGEMENT SECURITIES LLC By: /s/ Charles L. Carroll Name: Charles L. Carroll Title: Deputy Chairman
ING Financial ADvisers, LLC By: /s/ Michael Pise Name: Michael Pise Title: Vice President	ING INSTITUTIONAL PLAN SERVICES, LLC By: /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President

Schedule B

Fee Schedule

As compensation for the services ING renders under the Agreement, Distributor will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds for accounts established after November 1, 2009.

Share Class	Open	Institutional
Service Fees	X.XX%	X.XX%
12b-1 Fees*	X.XX%	X.XX%
Total Fees	X.XX%	X.XX%

* Payment is subject to continued effectiveness of the 12b-1 Plan.  We understand that the Fund’s Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made.  In connection with such reviews, we will furnish you or your designees with such information or reports as you or they may reasonably request, which reports shall be accurate and complete.

For Plans previously recordkept on the ING Institutional recordkeeping system (Heritage
CitiStreet) and are now recordkept by another ING affiliated platform, Distributor will pay a fee to
ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds as of the date of this Fourth Amendment:

Share Class	Open	Institutional
Service Fees	X.XX%	X.XX%
12b-1 Fees*	X.XX%	X.XX%
Total Fees	X.XX%	X.XX%

* Payment is subject to continued effectiveness of the 12b-1 Plan.  We understand that the Fund’s Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made.  In connection with such reviews, we will furnish you or your designees with such information or reports as you or they may reasonably request, which reports shall be accurate and complete.

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